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                                                                    EXHIBIT 11.1



                         EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the Company's stock option plan. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method.


                                                                            Three Months Ended December 31,
                                                                            -------------------------------
Weighted Average Shares Outstanding                                             2001               2000
                                                                            ------------       ------------
Common stock outstanding throughout the period                                 2,912,000          2,912,000
Weighted average exercised options                                                    --                 --
Dilutive unexercised stock options (Treasury Stock Method):
       Shares presumed issued at exercise                                              *             21,000
       Less:  Shares repurchased with presumed proceeds at average per
              share price                                                              *            (19,000)
                                                                            ------------       ------------

Weighted average shares outstanding assuming full dilution                     2,912,000          2,914,000
                                                                            ============       ============

*Not applicable in period noted, as the effect of this item would be anti-dilutive.

Exercisable antidilutive options for 49,000 and 30,000 were outstanding at December 31, 2001 and 2000, respectively.

                                                    (a)                     (b)
Per Share Computations                                            Weighted Average Shares              Per Share (a / b)
                                                Results of        -----------------------           -----------------------
                                                Operations          Basic        Diluted             2001             2000
                                                ----------        ---------     ---------           ------           ------
Net income - Three Months Ended
             December 31, 2001                   $ 62,000         2,912,000     2,912,000           $.02*

Net income - Three Months Ended
             December 31, 2000                   $123,000         2,912,000     2,914,000                            $.04*


* Basic and diluted earnings per share are the same for each period presented.